EXHIBIT  99.1

Date: October 25, 2016
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 16.6% Increase in Earnings for Quarter Ended September 30, 2016 and 13.32% Return on Equity

Catskill, N.Y. -- October 25, 2016-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2016, which is the first quarter of the Company’s fiscal year ending June 30, 2017.  Net income for each of the quarters ended September 30, 2016 and 2015 was $2.5 million and $2.2 million, respectively, a 16.6% increase.  Earnings per share were $0.30 per basic and diluted share, for the quarter ended September 30, 2016, and $0.25 per basic and diluted share, for the quarter ended September 30, 2015.  Earnings per share have been restated for prior periods as a result of a 2-for-1 stock split which was paid on March 15, 2016 as if the new shares had been issued and outstanding at the same time as the original shares.

Donald Gibson, President & CEO stated, “We are pleased to report another outstanding quarter for Greene County Bancorp, Inc.  For the quarter September 30, 2016, we set another record high for quarterly net income, resulting from strong growth in earning assets.  With $122.1 million growth in average assets when comparing the quarters ended September 30, 2016 and 2015, we have maintained our return on average assets at 1.16% and increased our return on average equity to 13.32% for the quarter ended September 30, 2016 compared to 12.70% for the quarter ended September 30, 2015.”

Gibson added, “We continue to be very successful at building new customer relationships, and then developing them into long term relationships in all three of our primary lines of business: retail, commercial and municipal banking. Our solid results are a direct reflection of the measured growth in our customer base.”

Selected highlights for the quarter ended September 30, 2016 are as follows:

Net Interest Income and Margin
•
Net interest income increased $838,000 to $7.1 million for the quarter ended September 30, 2016 from $6.2 million for the quarter ended September 30, 2015. The growth in average loan and securities balances led to an increase in net interest income when comparing the quarters ended September 30, 2016 and 2015, and was partially offset by decreases in net interest spread and net interest margin.

•	Net interest spread decreased 12 basis points to 3.26% as compared to 3.38% when comparing the quarters ended September 30, 2016 and 2015, respectively.
•	Net interest margin decreased 11 basis points to 3.34% for the quarter ended September 30, 2016 as compared to 3.45% for the quarter ended September 30, 2015.
•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.59% and 3.69% for the quarter ended September 30, 2016 and 2015, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $543,000 and $374,000 for the quarters ended September 30, 2016 and 2015, respectively.  The level of provision has increased as the result of continued growth in commercial real estate and commercial loans.  Allowance for loan losses to total loans receivable were 1.79% as of September 30, 2016 and June 30, 2016.

•	Net charge-offs amounted to $52,000 and $50,000 for the quarters ended September 30, 2016 and 2015, respectively, an increase of $2,000.
•
Nonperforming loans amounted to $4.3 million and $3.4 million at September 30, 2016 and June 30, 2016, respectively. At September 30, 2016, nonperforming assets were 0.51% of total assets and nonperforming loans were 0.78% of net loans.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $65,000, or 4.4%, and totaled $1.5 million for the quarters ended September 30, 2016 and 2015, primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards.  This increase was partially offset by lower sales commissions earned in investment services and lower other operating income.

•
Noninterest expense increased $196,000, or 4.3%, to $4.8 million for the quarter ended September 30, 2016 as compared to $4.6 million for the quarter ended September 30, 2015. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing within our lending department and customer service center.  Partially offsetting the aforementioned increases were decreases in legal and professional fees and lower expenses related to foreclosed real estate included in other expenses.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 24.9% for the quarter ended September 30, 2016, compared to 23.2% for the quarter ended September 30, 2015.   The effective tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary.

Balance Sheet Summary
•	Total assets of the Company were $893.1 million at September 30, 2016 as compared to $868.8 million at June 30, 2016, an increase of $24.3 million, or 2.8%.
•
Securities available-for-sale and held-to-maturity decreased $6.3 million, or 2.1%, to $298.8 million at September 30, 2016 as compared to $305.1 million at June 30, 2016.  Securities purchases totaled $24.1 million during the quarter ended September 30, 2016 and consisted of state and political subdivision securities. Principal pay-downs and maturities during the quarter amounted to $29.9 million, of which $2.2 million were mortgage-backed securities, and $27.7 million were state and political subdivision securities.

•
Net loans receivable increased $26.1 million, or 5.0%, to $548.9 million at September 30, 2016 from $522.8 million at June 30, 2016.  The loan growth experienced during the quarter consisted primarily of $17.8 million in commercial real estate loans, $5.3 million in commercial construction loans, and $3.6 million in commercial loans. Balances within all other loan categories were relatively flat when comparing September 30, 2016 and June 30, 2016.

•
Total deposits increased to $772.6 million at September 30, 2016 from $738.9 million at June 30, 2016, an increase of $33.7 million, or 4.6%. Noninterest-bearing deposits increased $6.8 million, or 7.6%, NOW deposits increased $38.7 million, or 12.5%, and money market deposits increased $911,000, or 0.8%, when comparing September 30, 2016 and June 30, 2016. These increases were partially offset by a decrease of savings deposits of $1.9 million, or 1.1%, and certificates of deposit of $10.8 million, or 21.3%, when comparing September 30, 2016 and June 30, 2016. These increases were the result of a $36.4 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.

•
Borrowings for the Company amounted to $14.3 million of overnight and $20.3 million of term borrowings, with the Federal Home Loan Bank of New York at September 30, 2016, compared to $26.1 million of overnight borrowings and $20.3 million of term borrowings at June 30, 2016.

•
Shareholders’ equity increased to $76.4 million at September 30, 2016 from $74.3 million at June 30, 2016, as net income of $2.5 million was partially offset by a $141,000 increase in other accumulated comprehensive loss and dividends declared and paid of $369,000.  Other changes in equity, an increase of $116,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
	At or for the Quarter Ended September 30,
(Dollars in thousands, except per share data)	2016	2015
Interest income	$7,814	$6,863
Interest expense	727	614
Net interest income	7,087	6,249
Provision for loan losses	543	374
Noninterest income	1,549	1,484
Noninterest expense	4,754	4,558
Income before taxes	3,339	2,801
Tax provision	832	651
Net Income	$2,507	$2,150

Basic EPS[6]	$0.30	$0.25
Weighted average shares outstanding[6]	8,483,179	8,446,312
Diluted EPS[6]	$0.30	$0.25
Weighted average diluted shares outstanding[6]	8,497,669	8,498,760
Dividends declared per share [6]	$0.095	$0.0925

Selected Financial Ratios
Return on average assets[1]	1.16%	1.16%
Return on average equity[1]	13.32	12.70
Net interest rate spread[1]	3.26	3.38
Net interest margin[1]	3.34	3.45
Fully taxable-equivalent net interest margin[2]	3.59	3.69
Efficiency ratio[3]	55.05	58.94
Non-performing assets to total assets	0.51	0.66
Non-performing loans to net loans	0.78	0.92
Allowance for loan losses to non-performing loans	232.11	198.87
Allowance for loan losses to total loans	1.79	1.81
Shareholders’ equity to total assets	8.56	8.96
Dividend payout ratio[4]	31.67	37.00
Actual dividends paid to net income[5]	14.72	16.51
Book value per share[6]	$9.00	$8.14

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.63% for New York State income taxes for all periods presented.  The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the quarters ended September 30,
(Dollars in thousands)	2016	2015
Net interest income (GAAP)	$7,087	$6,249
Tax-equivalent adjustment	520	433
Net interest income (fully taxable-equivalent basis)	$7,607	$6,682

Average interest-earning assets	$848,536	$724,969
Net interest margin (fully taxable-equivalent basis)	3.59%	3.69%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.3% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the quarters ended September 30, 2016 and 2015.
6On February 17, 2016, the Company announced that its Board of Directors has declared a two-for-one stock split on the Company’s common stock.  The stock split was paid on March 15, 2016 to stockholders of record as of March 7, 2016. Shares and per share data have been restated in all periods presented as if the new shares had been issued and outstanding at the same time as the original shares.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	As of September 30, 2016	As of June 30, 2016
(Dollars In thousands)
Assets
Total cash and cash equivalents	$19,986	$15,895
Long term certificate of deposit	2,145	2,210
Securities- available for sale, at fair value	91,205	100,123
Securities- held to maturity, at amortized cost	207,601	204,935
Federal Home Loan Bank stock, at cost	2,220	2,752

Gross loans receivable	557,821	531,290
Less: Allowance for loan losses	(9,976)	(9,485)
Unearned origination fees and costs, net	1,044	959
Net loans receivable	548,889	522,764

Premises and equipment	14,058	14,176
Accrued interest receivable	3,701	3,610
Foreclosed real estate	284	370
Prepaid expenses and other assets	3,026	1,946
Total assets	$893,115	$868,781

Liabilities and shareholders’ equity
Noninterest bearing deposits	$95,008	$88,254
Interest bearing deposits	677,587	650,633
Total deposits	772,595	738,887

Borrowings from FHLB, short term	14,300	26,100
Borrowings from FHLB, long term	20,300	20,300
Accrued expenses and other liabilities	9,506	9,193
Total liabilities	816,701	794,480
Total shareholders’ equity	76,414	74,301
Total liabilities and shareholders’ equity	$893,115	$868,781
Common shares outstanding	8,487,614	8,475,614
Treasury shares	123,726	135,726